[DECHERT PRICE & RHOADS Letterhead]

                                October 29, 1998


Elverson National Bank
83 West Main Street
Elverson, PA  19520

                  Re: Proposed Merger of Elverson National Bank with and into National Penn Bank, a wholly-owned subsidiary of National Penn Bancshares, Inc.

Ladies and Gentlemen:

                  We have acted as special counsel to Elverson National Bank, a banking association organized under the national banking laws ("Elverson"), in connection with the contemplated merger (the "Merger") of Elverson with and into National Penn Bank, a national bank chartered under the National Banking Act ("NP Bank") and wholly-owned subsidiary of National Penn Bancshares, Inc., a Pennsylvania corporation ("NPB"), pursuant to an Amended Agreement and Plan of Merger dated as of July 21, 1998 (the "Merger Agreement").

                  All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") forming a part of the Registration Statement filed on Form S-4 by NPB with respect to the Merger (the "Registration Statement").

                  We have assisted in the preparation of the description of certain federal income tax consequences of the Merger contained in the Proxy Statement/Prospectus under the caption "THE MERGER"- - Certain Federal Income Tax Consequences" (the "Tax Summary"). You have requested our opinion with respect to the Tax Summary.


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Elverson National Bank
October 29, 1998
Page 2

                  We have examined the Registration Statement and the Tax Summary. In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Proxy Statement/Prospectus, the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus. As described in the Tax Summary, the consummation of the Merger is conditioned upon the delivery of opinions from Elverson's and NPB's respective special counsels or independent certified public accountants (the "Tax Opinions"). While we are not aware of any reason why the Tax Opinions could not be delivered, we assume, for purposes of this opinion, that the Tax Opinions will be delivered and that such Tax Opinions will be supported by customary representations of the parties effective as of the Effective Date of the Merger.

                  In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case as in effect on the date hereof. Statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.

                  Based solely upon the foregoing, we are of the opinion that, with respect to any shareholders of Elverson, the Tax Summary, although general in nature, is, in all material respects, a fair and accurate summary of the principal United States federal income tax consequences of the Merger under present law. As noted in the introductory paragraph of the Tax Summary, the United States federal income tax consequences with respect to any shareholder of Elverson will depend upon that shareholder's particular circumstances and tax situation, and we express no belief with respect to the accuracy or completeness of the Tax Summary as applied to any shareholder in particular.

                  Except as set forth above, we express no opinion as to the federal, state, local or foreign tax consequences of the Merger or of any transactions related thereto. This opinion is solely for your benefit and is not to be used, quoted, circulated or otherwise referred to without our express written permission. Notwithstanding the previous sentence, we hereby consent to the references to us under the captions "LEGAL OPINIONS" and "THE MERGER -- Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus forming a part of the Registration Statement filed with the Securities and Exchange Commission in connection with this

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Elverson National Bank
October 29, 1998
Page 3

transaction. We also consent to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933.


                                            Very truly yours,


                                            /s/  DECHERT PRICE & RHOADS